EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-200183) pertaining to the 2014 Incentive Plan of Ashford Inc. of our report dated March 24, 2015, with respect to the financial statements of Ashford Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP
Dallas, Texas
March 24, 2015